Filed Pursuant to Rule 424(b)(3)
SEC File #333-150223

1st FRANKLIN FINANCIAL CORPORATION

VARIABLE RATE
SUBORDINATED DEBENTURES

PERIODS OF NOVEMBER 12, 2009 THRU NOVEMBER 18, 2009
AND
NOVEMBER 19, 2009 THRU NOVEMBER 25, 2009

Period of November 12, 2009 Thru November 18, 2009
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	2.53	2.50	1 Month	$500.00
	2.53	2.50	3 Months	$500.00
	3.82	3.75	6 Months	$500.00
	4.08	4.00	1 Year	$500.00
	4.50	4.40	2 Years	$500.00
	5.13	5.00	4 Years	$500.00

Period of November 19, 2009 Thru November 25, 2009
	Effective Yield (a)	Interest Rate (b)	Interest Adjustment Period (c)	Minimum Investment Amount

	2.53	2.50	1 Month	$500.00
	2.53	2.50	3 Months	$500.00
	3.82	3.75	6 Months	$500.00
	4.08	4.00	1 Year	$500.00
	4.50	4.40	2 Years	$500.00
	5.13	5.00	4 Years	$500.00

(a)	Compounded daily based on 365/366 year.
(b)	Interest is earned daily, and will be paid promptly upon a holder’s request, otherwise principal and interest are payable at maturity.
(c)

At the end of this period, the interest rate will be adjusted.  Debentures mature four years from their date of issue, subject to earlier redemption as provided for therein.  Redemption at any other time is at the discretion of the Company and is subject to an interest penalty.  Absent redemption by the holder at maturity, the term of the Debenture will be extended for one four-year period, subject to the same redemption rights.

This is not an offer to sell, or the solicitation of an offer to purchase, these securities.  Any offer or sale will be made only by a prospectus, which is available by visiting us at 135 East Tugalo Street, Toccoa, Georgia, by writing us at P.O. Box 880, Toccoa, Georgia 30577 or by calling us at (706) 886-7571 or (800) 282-0709 (in GA) or (800) 700-7943 (outside of GA).

We are not a bank, and investments are not bank deposits or obligations and are not insured by the FDIC, SPIC or any other federal or state agency.  Investors must rely on the Company’s ability to pay principal and interest on the Debentures.

Prospectus Supplement Dated November 12, 2009